                                   EXHIBIT A

                       THE GOODYEAR TIRE & RUBBER COMPANY
                                AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE




         Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b) (11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant.





(Dollars in millions, except per share)                  Three Months Ended
                                                              March 31,
                                                      1995               1994
                                                    ---------          ---------
Primary

Net Income                                               $133.3             $116.0

Average number of shares outstanding                152,686,846        153,560,271

Primary earnings per share                                $0.88              $0.76



Fully Diluted

Net Income                                               $133.3             $116.0

Average number of shares outstanding                152,759,788        153,561,475

Fully diluted earnings per share                          $0.87              $0.76





         The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to to the Note captioned "Preferred Stock Purchase Rights Plan" in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on form 10-K for the year ended December 31, 1994 at page 49.





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